Exhibit I


SECURITIES AND EXCHANGE COMMISSION
(RELEASE NO. 35- --------); 70-8593

            GPU, Inc. ("GPU"),  a registered  holding company,  and GPU Service,
Inc.,  both  at  300  Madison  Avenue,   Morristown,   New  Jersey  07960,   GPU
International, Inc. and EI Services, Inc., both at One Upper Pond Road, Parsippany, New Jersey 07054, and GPU's operating companies, Jersey Central Power & Light Company, Pennsylvania Electric Company and Metropolitan Edison Company , P.O. Box 16001, Reading, Pennsylvania 19640, (collectively, "Applicants") have filed with the Commission a post-effective amendment to their Application on Form U-1 in SEC File No. 70-8593 pursuant to Sections 6(a), 7,
9(a), 10, 12, 32 and 33 of the Public Utility Holding Company Act of 1935 ("Act") and Rules 43, 45, 53 and 54 thereunder.

            By orders of the Commission dated December 22, 1997 (HCAR No. 26800), November 5, 1997 ("November 1997 Order"),(1) March 6, 1996 (HCAR No.
26484),  January  19,  1996 (HCAR No.  26457) and July 6, 1995 (HCAR No.  26326)
(collectively, the "Orders"), GPU is authorized, among other things, to invest or commit up to 100% of GPU's "consolidated retained earnings", as defined in Rule 53(a) under the Act, in exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs" and, collectively with EWGs, "Exempt Entities"). Pursuant to the Orders, GPU is also authorized through December 31, 2000 to acquire and own interests in Exempt Entities through GPU subsidiaries ("Project Parents") that are not Exempt Entities, but are engaged, directly or indirectly, and exclusively, in the business of owning and holding the interests and securities of one or more Exempt Entities and related project development activities.

            GPU is authorized, through December 31, 2000, to make equity investments in Project Parents in the form of capital stock or shares, trust certificates, partnership interests or other equity or participation interests. GPU is also authorized, through December 31, 2000, to make investments in one or more Project Parents in the form of: loans evidenced by promissory notes; guarantees by GPU of the principal of, or interest on, any promissory notes or other evidence of indebtedness or obligations of any Project Parent or an undertaking by GPU to contribute equity; assumption of liabilities of a Project Parent; and reimbursement agreements with banks which support letters of credit delivered as security for GPU's obligation to contribute equity to a Project Parent or otherwise in connection with the project development activities of a Project Parent.

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1     After the  November  1997  Order,  the  Commission  separately  issued a memorandum opinion in connection with the November 1997 Order. HCAR No. 26779 (Nov. 17, 1997).


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            In addition,  GPU is also authorized,  through December 31, 2000, to make investments in Exempt Entities in the form of: guarantees of indebtedness or other obligations of one or more Exempt Entities; assumption of liabilities
of  one  or  more  Exempt   Entities;   and  guarantees  and  letter  of  credit
reimbursement agreements in support of equity contribution obligations or otherwise in connection with project development activities of one or more Exempt Entities.

            Additionally Project Parents are authorized, through December 31, 2000, to guarantee or assume liabilities with respect to securities issued by, or other obligations of, their direct or indirect subsidiaries in an aggregate amount outstanding at any one time not to exceed $1 billion. Guarantees may include guarantees, support instruments or bank letter of credit reimbursement agreements or similar instruments or undertakings.

            Applicants now propose to extend the authorizations under the Orders through June 30, 2003. In all other respects, the transactions as heretofore authorized by the Commission in this docket would remain unchanged.

            The Application, as amended, is available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ----------------, 2000 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above. Proof of service (by affidavit, or in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application, as amended, may be granted.




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